EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATE

GATX BOARD OF DIRECTORS ELECTS BRIAN KENNEY AS PRESIDENT OF GATX CORPORATION

     CHICAGO, October 20 — GATX Corporation today announced that its Board of Directors has elected Brian A. Kenney as president of GATX Corporation. Mr. Kenney was also elected to the GATX Board of Directors. Mr. Kenney, 45 years old, was most recently the chief financial officer and a senior vice president of GATX Corporation. The Board also announced that it expects that Mr. Kenney will be appointed chief executive officer of GATX Corporation in conjunction with the Company’s annual shareholders meeting in April, 2005. Ronald H. Zech, 61 years old, will continue as chief executive officer until that time and will continue as chairman of the board until his planned retirement in October, 2005.

     Mr. Zech stated, “The election of Brian Kenney as president reflects the board’s commitment to ensuring a smooth and effective management succession at GATX. The board reviews succession plans and alternatives on an ongoing basis, and Brian’s appointment is the result of this thorough process. Since joining the company in 1995, Brian has distinguished himself as a strong leader in all aspects of our operations. He couples financial expertise with a deep understanding of our core businesses, strategic initiatives, opportunities and challenges. Brian was integral to our success in managing through the recent economic downturn, and the strategic clarity and decisiveness that he displayed during that period will continue to serve GATX shareholders well as he assumes this leadership role.”

     Mr. Kenney will retain responsibility for financial functions for an interim period until his successor as chief financial officer is selected.

     Mr. Kenney joined GATX Corporation in 1995 as Treasurer, was promoted to vice president of finance in 1998, to chief financial officer in 1999, and to senior vice president in 2002. Prior to joining GATX, Mr. Kenney was a managing director, corporate finance and banking with AMR Corporation, which he joined in 1990. Prior to that, he held management positions with United Airlines and Morton International, Inc. Mr. Kenney received his BBA from the University of Notre Dame in 1981, and his MBA in finance from the University of Michigan in 1983.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

FOR FURTHER INFORMATION CONTACT:

GATX Corporation:	Robert C. Lyons Rhonda S. Johnson	312-621-6633 415-955-3211

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.